Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated April 24, 2008

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Fixed Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PV94

Pricing Date:		April 24, 2008

Settlement Date :	May 1, 2008

Maturity Date:		April 30, 2010

Principal Amount:	$15,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Commission:		0.20%

All-in Price to Issuer:  99.80%

Net Proceeds to Issuer:	$14,970,000

Coupon:			Fixed Rate

Coupon Rate:		3.20%

Interest Payment Frequency:  Semi-annual

Initial Interest Payment Date:  October 31, 2008

Interest Payment Dates:	October 31, 2008, April 30, 2009,
			November 2, 2009, and April 30, 2010

Day Count Convention:	30/360

Business Day Convention:  Following, unadjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Toyota Financial Services Securities
			USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

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